FOR IMMEDIATE RELEASE            For more information contact:

May 18, 2016                        Rodger A. McHargue at (812) 238-6000

First Financial Corporation Declares Semi-Annual Dividend

TERRE HAUTE, INDIANA - The directors of First Financial Corporation (NASDAQ: THFF) have declared a semi-annual dividend of 50 cents per share payable on July 1, 2016, to shareholders of record at the close of business June 17, 2016. Today’s declaration increases the total dividend paid in 2016 to 99 cents per share, a 1.0% increase from 2015 and is the Corporation’s 28th consecutive year of dividend increases.

First Financial Corporation is the holding company for First Financial Bank N.A. in Indiana and Illinois and The Morris Plan Company of Terre Haute.